EXHIBIT 99.1

COMPANY CONTACT:	INVESTOR & MEDIA CONTACTS:
Spectranetics Corporation	Lippert/Heilshorn & Associates, Inc.
John Schulte, Chief Executive Officer	Ina McGuinness or Bruce Voss
Guy Childs, Chief Financial Officer	(310) 691-7100
(719) 633-8333	imcguinness@lhai.com

FOR IMMEDIATE RELEASE

SPECTRANETICS REPORTS 29% INCREASE IN THIRD QUARTER REVENUE

Company Provides Fourth Quarter Financial Guidance, Revises Full-Year Guidance Upward

COLORADO SPRINGS, Colo. (October 19, 2004) — Spectranetics Corporation (Nasdaq: SPNC) today reported revenue for the third quarter ended September 30, 2004 totaled $8.9 million, a 29% increase compared with $6.9 million during the third quarter of 2003. Net income for the 2004 third quarter was $479,000, or $0.02 per diluted share, compared with $357,000, or $0.01 per diluted share, last year.

Revenue of $8.9 million was comprised of $1.0 million in equipment sales and rental fees, which was up 36% from the third quarter last year, and $6.6 million in disposable product revenue, which was up 28% compared with the third quarter last year. The worldwide installed base of laser systems increased to 404 at September 30, 2004 (301 in the United States), a net increase of 10 units, representing the highest number of placements per quarter this year and in line with stated quarterly volume targets. Service and other revenue rose 32% to $1.3 million, owing to a larger installed base of laser systems.

The increase in net income was primarily attributable to an improved gross margin during the third quarter of 2004 to 76% from 72% in the prior-year quarter, partially offset by a planned increase in operating expenses related to the expansion of the Company’s sales force, an increase in research and development expenses due to increased new product development and clinical studies activities, costs associated with a promotional campaign to support the recently launched CLiRpath® product and administrative costs incurred to support compliance with Sarbanes-Oxley legislation.

Commenting on the quarter, John G. Schulte, president and chief executive officer, said, “The launch of our new CLiRpath laser catheters is off to a good start and will be a key growth driver going forward. We also received great exposure of our technology at two key cardiology meetings — TCT and New Cardiovascular Horizons — raising the level of awareness for our technology’s strengths in treating critical limb ischemia and chronic total occlusions.”

Year-to-Date Financial Results
Net income for the nine months ended September 30, 2004 nearly doubled to $1.0 million, or $0.04 per share on a diluted basis, compared with $551,000, or $0.02 per share on a diluted basis, during the first nine months of 2003.

Comparing revenue for the first nine months of 2004 with the first nine months of 2003, total revenue rose 24% to $25.4 million, equipment sales and rental fees rose 11% to $2.5 million and disposable products revenue rose 23% to $18.9 million. Service and other revenue rose 42% to $4.0 million.

The gross margin for the first nine months of 2004 was 75% compared with 71% in the first nine months of 2003. Gross margin expansion was primarily attributable to disposable products manufacturing efficiencies resulting from higher production volumes and improved average selling prices on laser system sales.

Cash, cash equivalents and current and long-term investment securities totaled $16.2 million at September 30, 2004, an increase from $16.0 million at June 30, 2004, and $13.3 million at December 31, 2003.

2004 Fourth Quarter and Full Year Financial Guidance
Spectranetics anticipates revenue for the fourth quarter of 2004 to be $9.0 million to $9.3 million, reflecting anticipated sequential-quarter revenue growth from the third quarter to the typically stronger fourth quarter, as well as continued penetration of the newly entered peripheral market. Fourth quarter net income is expected to be $300,000 to $500,000, or $0.01 to $0.02 per diluted share.

In light of third quarter financial results and revised fourth quarter guidance, the Company now is projecting full-year 2004 total revenue to be $34.4 million to $34.7 million and net income to be $1.3 million to $1.5 million, or $0.05 to $0.06 per diluted share.

Conference Call
Company management will host an investment-community conference call today beginning at 4:30 p.m. Eastern Time to discuss these results. Individuals interested in listening to the conference call may do so by dialing (888) 803-8271 for domestic callers, or (706) 634-2467 for international callers. The live conference call will also be available via the Internet on the investor relations section of www.spectranetics.com.

The telephone replay will be available for 48 hours following the conclusion of the call by dialing (800) 642-1687 for domestic callers, or (706) 645-9291 for international callers and entering reservation code 1393939. The web site replay will be available for 14 days following the completion of the call.

About Spectranetics
Spectranetics is a medical device company that develops, manufactures and markets single-use medical devices used in minimally invasive surgical procedures within the cardiovascular system in conjunction with its proprietary excimer laser system. Our CVX-300® excimer laser is the only system approved by the FDA for multiple cardiovascular procedures, including coronary atherectomy, and the removal of problematic pacemaker and defibrillator leads. Nearly all of our FDA-approved and investigational applications have received Communautes Europeennes (CE) mark registration for marketing within Europe. In April 2004, the Company obtained 510(k) clearance from the FDA for the laser-based treatment of patients suffering from total occlusions (blockages) in their leg arteries that are not crossable with a guidewire.

Spectranetics, CVX-300 and CLiRpath are registered trademarks of The Spectranetics Corporation.

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties may include increasing price and product competition, increased pressure on expense levels resulting from expanded marketing and clinical activities, uncertain success of the Company’s strategic direction, dependence on new product development, intellectual property claims of third parties, availability of inventory from suppliers, the receipt of FDA approval to market new products or applications and the timeliness of any approvals, the potential size of market opportunities associated with new products, market acceptance of new products or applications, product defects, price volatility due to the initiation or cessation of coverage, or changes in ratings, by securities analysts. For a further list and description of such risks and uncertainties that could cause the actual results, performance or achievements of the Company to be materially different from any anticipated results, performance or achievements, please see the Company’s previously filed SEC reports. Spectranetics disclaims any intention or obligation to update or revise any financial projections or forward-looking statements, whether as a result of new information, future events or otherwise.

THE SPECTRANETICS CORPORATION
Condensed Consolidated Statements of Operations
(000’s, except per share data and percentages)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
Revenue	$8,934	$6,901	$25,378	$20,423
Cost of revenue	2,123	1,954	6,416	5,853

Gross margin	6,811	4,947	18,962	14,570
Gross margin %	76%	72%	75%	71%
Operating expenses:
Selling, general and administrative	4,838	3,735	14,209	11,431
Research, development and other technology	1,551	916	3,898	2,748

Total operating expenses	6,389	4,651	18,107	14,179

Operating income	422	296	855	391
Other income, net	57	61	160	160

Net income	$479	$357	$1,015	$551

Earnings per common and common equivalent share — basic —	$0.02	$0.01	$0.04	$0.02

Earnings per common and common equivalent share — diluted —	$0.02	$0.01	$0.04	$0.02

Weighted average shares outstanding
Basic	25,267	24,346	24,991	24,211
Diluted	27,279	26,188	27,031	25,478

THE SPECTRANETICS CORPORATION
Condensed Consolidated Balance Sheets
(000’s)

	September 30,	December 31,
	2004	2003
Assets
Current assets
Cash, cash equivalents and securities	$11,795	$11,281
Restricted cash	—	1,133
Accounts receivable	6,101	4,729
Inventories	2,141	1,899
Other current assets	984	621

Total current assets	21,021	19,663
Property, plant and equipment, net	4,077	3,633
Investment securities, non current	4,394	2,000
Other assets	666	786

Total assets	$30,158	$26,082

Liabilities and stockholders’ equity
Current liabilities	8,756	7,697
Non-current liabilities	132	173
Stockholders’ equity	21,270	18,212

Total liabilities and stockholders’ equity	$30,158	$26,082

THE SPECTRANETICS CORPORATION
Supplemental Financial Information

Financial Summary:	2003		2004
	3rd Qtr	4th Qtr	1st Qtr	2nd Qtr	3rd Qtr
(000’s, except per share amounts)
Laser Revenue:
Equipment sales	$450	$215	$438	$398	$665
Rental fees	295	350	323	336	347

Total laser revenue	745	565	761	734	1,012
Disposable Products Revenue:
Atherectomy revenue	2,483	2,781	3,075	3,474	3,366
Lead removal revenue	2,656	2,998	2,638	3,109	3,213

Total disposable products revenue	5,139	5,779	5,713	6,583	6,579
Service and other revenue	1,017	1,102	1,313	1,340	1,343
Total revenue	6,901	7,446	7,787	8,657	8,934
Net income	357	378	135	401	479
Net income per share
Basic	0.01	0.02	0.01	0.02	0.02
Diluted	0.01	0.01	0.01	0.01	0.02
Cash flow generated (used) from operating activities	396	203	(43)	228	(78)
Total cash and investment securities-current and non-current	12,908	13,281	14,948	15,963	16,189
Laser sales summary:
Laser sales from inventory	0	3	1	1	3
Laser sales from evaluation/rental units	5	0	2	3	4

Total laser sales	5	3	3	4	7
Worldwide Installed Base Summary:
Laser sales from inventory	0	3	1	1	3
Rental placements	0	0	0	0	0
Evaluation placements	8	7	6	8	9

Laser placements during quarter	8	10	7	9	12
Buy-backs/returns during quarter	—	(3)	(2)	(3)	(2)

Net laser placements during quarter	8	7	5	6	10
Total lasers placed at end of quarter	376	383	388	394	404